Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of our audit report dated March 31, 2026, relating to the financial statements of CTT Pharmaceutical Holdings, Inc. as of December 31, 2025 and for the period from January 1, 2025 through December 31, 2025.

We also consent to the inclusion in this Registration Statement on Form S-1 of our audit report dated April 30, 2025, relating to the financial statements of CTT Pharmaceutical Holdings, Inc. as of December 31, 2024 and for the period from January 1, 2024 through December 31, 2024.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

Holt & Patterson, LLC

Chesterfield, MO

July 23, 2026